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                                                                    Exhibit 23.2




17 June 2005


The Directors
Net 1 UEPS Technologies Inc.
President Place
4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
ROSEBANK
JOHANNESBURG
SOUTH AFRICA


Dear Sirs

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated November 30, 2003, relating to the consolidated financial statements and financial statement schedules of Net 1 Applied Technology Holdings Limited and its subsidiaries as of June 30, 2003 and 2002 and for each of the years in the two year period ended June 30, 2003, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Yours faithfully



/s/ PKF (JHB) INC
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PKF (JHB) INC